Exhibit 99.26

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Identity of the proposed directors at Mediaset Investment, N.V., upon completion of the Merger.

Pier Silvio Berlusconi

Marco Giordani

Gina Nieri

Niccolo’ Querci

Stefano Sala

Paolo Vasile

Marina Berlusconi

Fedele Confalonieri

Danilo Pellegrino

Marina Brogi

Consuelo Crespo Bofill

Francesca Mariotti

Borja Prado Eulate

Carlo Secchi